Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

March 26, 2010

Ameris Bancorp Announces Filing of Registration Statement

for the Offering of $60 Million of Common Stock

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia – Edwin W. Hortman, Jr., President and CEO of Ameris Bancorp, a $2.42 billion financial holding company and parent company of Ameris Bank, today announced that the Company has filed a registration statement with the Securities and Exchange Commission for the offering of up to $60 million of its common stock. Ameris Bancorp expects to sell its common stock in an underwritten public offering with Keefe, Bruyette & Woods acting as lead manager and sole book runner and Sterne, Agee & Leach, Inc. serving as co-manager. The Company intends to grant the underwriters an option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any. The common stock will be issued pursuant to a prospectus filed as part of the Company’s registration statement under the Securities Act of 1933. The number of shares to be offered and the price for those shares has not yet been determined.

The Company intends to use the net proceeds from the offering for general corporate purposes, including to fund possible future acquisitions, which may include FDIC-assisted transactions.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. The offering will be made only by means of a prospectus which is a part of such registration statement. When available, a copy of the preliminary prospectus may be obtained from Keefe, Bruyette & Woods, Equity Syndicate Department, at 787 Seventh Avenue, 4th Floor, New York, New York 10019, or toll free at 1-800-966-1559.

Ameris Bancorp is headquartered in Moultrie, Georgia. At the end of the most recent quarter, it had 53 locations in select markets in Georgia, Alabama, Florida and South Carolina.

This news release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company’s periodic filings with the Securities and Exchange Commission for a summary of certain factors that may impact the Company’s results of operations and financial condition.